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                                                                   EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                            PRO FORMA                        HISTORICAL
                          --------------  ------------------------------------------------------
                          30-JUN  31-DEC  30-JUN  30-JUN  31-DEC  31-DEC  31-DEC  31-DEC  31-DEC
                           1998    1997    1998    1997    1997    1996    1995    1994    1993
                          ------  ------  ------  ------  ------  ------  ------  ------  ------
Income for Fixed Charge
 Coverage
 Income Before Tax......  $20.4   $ 48.6  $35.3   $37.5   $ 80.1  $ 71.9  $ 76.9  $55.6   $ 67.6
 Distributions Received
  Greater (Less) than
  Equity in Earnings of
  Affiliates............   (6.2)    (1.1)  (6.2)    5.4     (1.0)   16.0    18.4   (1.0)    (2.2)
                          -----   ------  -----   -----   ------  ------  ------  -----   ------
 Income for Fixed
  Charge Coverage.......  $14.2   $ 47.5  $29.1   $42.9   $ 79.1  $ 87.9  $ 95.3  $54.6   $ 65.4
                          =====   ======  =====   =====   ======  ======  ======  =====   ======
Fixed Charges
 Group Interest
  Expense...............  $24.3   $ 50.3  $10.0   $11.3   $ 21.8  $ 23.3  $ 26.4  $25.9   $ 26.6
 Group Share of
  Interest Expense of
  Affiliates(1)
   NJ Venture...........    3.6      7.4    3.4     3.5      7.0     7.4     7.6    7.8      8.0
   Camden Cogen.........    2.6      7.0    2.6     3.5      7.0     7.7     8.2    8.6      9.0
 Portion of Rent
  Expense
  Representative of
  Interest Factor.......    0.1      0.1    0.1     0.1      0.1     0.2     0.1    0.1      0.1
                          -----   ------  -----   -----   ------  ------  ------  -----   ------
 Total Fixed Charges....  $30.6   $ 64.8  $16.1   $18.4   $ 35.9  $ 38.6  $ 42.3  $42.4   $ 43.7
                          =====   ======  =====   =====   ======  ======  ======  =====   ======
Income for Fixed Charge
 Coverage Plus Total
 Fixed Charges..........  $44.8   $112.3  $45.2   $61.3   $115.0  $126.5  $137.6  $97.0   $109.1
                          =====   ======  =====   =====   ======  ======  ======  =====   ======
Fixed Charge Coverage
 (Income for Fixed
 Charge Coverage Plus
 Total Fixed Charges
 divided by Total Fixed
 Charges)...............    1.5      1.7    2.8     3.3      3.2     3.3     3.2    2.3      2.5
                          =====   ======  =====   =====   ======  ======  ======  =====   ======
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(1) The Group's share of interest expense of affiliates is computed as follows
    (millions of dollars, except as noted):

NJ Venture Interest
 Expense................    3.9      8.1    3.9     4.1      8.1     8.5     8.8    9.0      9.2
% of earnings allocated
 to Group...............   91.8%    91.8%  86.5%   86.5%    86.5%   86.5%   86.5%  86.5%    86.5%
Group's Share of NJ
 Venture Interest
 Expense................    3.6      7.4    3.4     3.5      7.0     7.4     7.6    7.8      8.0
Camden Cogen Interest
 Expense................    3.7      7.7    3.7     3.9      7.7     8.2     8.4    8.8      9.0
% of earnings allocated
 to Group...............   71.2%    90.7%  71.2%   88.7%    90.7%   94.0%   97.4%  98.1%   100.0%
Group's Share of Camden
 Cogen Interest Expense.    2.6      7.0    2.6     3.5      7.0     7.7     8.2    8.6      9.0
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